EX-99.77Q1(d) - Exhibits; Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constitutent instruments referred to in answer to sub-item 77I
                          ----------------------------------------------------


Amendment No. 53 dated May 21, 2009 to the Agreement and Declaration of Trust dated January 28, 1997 (the Amendment) abolished Service Shares for the following Funds: Goldman Sachs Balanced Fund, Goldman Sachs Structured Small Cap Growth Fund, Goldman Sachs Structured Small Cap Value Fund and Goldman Sachs Strategic International Equity Fund. This Amendment is incorporated by reference to Exhibit (b)(3) to Post Effective Amendment No. 226 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on November 24, 2009
(Accession No. 0000950123-09-065720).